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                                                                       EXHIBIT 8

                               December 30, 1999



The Town and Country Trust
100 South Charles Street
Baltimore, MD  21201

Gentlemen:

         This opinion is delivered to you in connection with the registration of Securities, including Common Shares of Beneficial Interest, Preferred Shares of Beneficial Interest, Depositary Shares Representing Preferred Shares of Beneficial Interest, Common Share Warrants, Preferred Share Warrants and Depositary Share Warrants in an aggregate principal amount equal to up to $75,000,000 of The Town and Country Trust (the "Trust") pursuant to the Trust's Registration Statement on Form S-3 in the form which you have represented to us it will be filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement").

         For purposes of this opinion:

         1. We have examined the First Amended and Restated Declaration of Trust (the "Declaration of Trust") of the Trust, the limited partnership agreement of The TC Operating Limited Partnership and the general partnership agreement of each partnership subsidiary thereof, each as amended to date.

         2. We have relied, as to matters of fact necessary to this opinion, on certificates and representations of officers or employees of the Trust.

         3. We have reviewed the information in the Registration Statement under the caption "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS".

         4. We have made no independent investigation of the facts represented or set forth in any of the foregoing paragraphs of this letter and are relying for purposes hereof on said Declaration of Trust, partnership agreements, certificates, representations and advice.

         This opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed Treasury Regulations, current published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures, and judicial decisions, all of which are subject to change prospectively or retroactively. No assurance can be given that statutory, administrative or judicial changes would not modify the conclusions expressed in this opinion.

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The Town and Country Trust
December 30, 1999
Page 2


         Based on the foregoing, it is our opinion that:

         (i) The information in the Registration Statement under the caption "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS," to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct.

         (ii) The Trust has been organized in conformity with the requirements for qualification as a real estate investment trust ("REIT") within the meaning Sections 856 through 860 of the Code and has qualified as a REIT for each of its taxable years through calendar year 1998.

         (iii) The Trust's proposed method of operation will allow the Trust to continue to qualify as a REIT under Sections 856 through 860 of the Code. However, as with all REITs, we are unable to render an opinion that the Trust in fact will qualify as a REIT for any taxable year after 1998 inasmuch as such qualification will depend upon (x) the Trust having satisfied the various qualification requirements for a REIT in its actual operations for the year involved, and (y) the Trust not revoking or terminating its election to be treated as a REIT.

         (iv) The TC Operating Limited Partnership and each partnership subsidiary thereof is properly treated (x) as a partnership for federal income tax purposes and (y) not as a "publicly traded partnership" within the meaning of Section 7704(b) of the Code.

         Attorneys involved in the preparation of this opinion are licensed to practice law only in the State of Ohio. We express no opinion as to any laws other than the Federal laws of the United States of America. The opinions set forth herein are rendered as of the date hereof and we assume no obligation to update such opinions to reflect any facts or circumstances which hereafter may occur. James H. Berick, a principal of this firm, is a Trustee of the Trust. Daniel G. Berick, a principal of this firm, is the Secretary (but not an executive officer) of the Trust.

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The Town and Country Trust
December 30, 1999
Page 3

         We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the use of our name wherever appearing in such Registration Statement, including the prospectus forming a part thereof, and any amendment or supplement thereto.

                                           Very truly yours,

                                           /s/ Berick, Pearlman & Mills

                                           BERICK, PEARLMAN & MILLS